Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of AutoLotto, Inc. (“AutoLotto”, “Lottery.com,” “we,” “us” and “our”) should be read together with our unaudited condensed consolidated financial statements as of and for the three and nine month periods ended September 30, 2021 and 2020, together with related notes thereto, and our pro forma financial information as of and for the nine-month period ended September 30, 2021 included as exhibits to this amendment to our Current Report on Form 8-K, which was originally filed with the SEC on November 4, 2021 (as originally filed, the “Original Report” and, as amended hereby, the “Amended Report”). The discussion and analysis should also be read together with our audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 and the sections entitled “Business of Lottery.com” and “Lottery.com Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into the Original Report. The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements” incorporated by reference into the Original Report. For purposes of this section, “Lottery.com”, “we”, “us”, “our” and the “Company” generally refer to AutoLotto, Inc. and its subsidiaries prior to the Closing and Lottery.com Inc. following the Closing.

Overview

We are a leading provider of domestic and international lottery products and services. As an independent third-party lottery game service, we offer a platform that we architected, developed, and operate to enable the remote purchase of legally sanctioned lottery games in the United States and abroad (the “Platform”). Our revenue generating activities are focused on (i) offering the Platform via our Lottery.com app and our websites to users located in the United States and international jurisdictions where the sale of lottery games is legal and our services are enabled for the remote purchase of sanctioned lottery games (our “B2C Platform”); (ii) offering an internally developed, created, and operated business-to-business application programming interface (“API”) of the Platform to enable our commercial partners, in permitted United States and international jurisdictions, to purchase certain legally operated lottery games from us and resell them to users located within their respective jurisdictions (“B2B API”); and (iii) delivering global lottery data, such as winning numbers and results, to commercial digital subscribers and subscriptions to data sets of our proprietary, anonymized transaction data pursuant to multi-year contracts (“Data Service”).

We currently derive substantially all of our revenue from service fees paid to us by users of our B2C Platform, revenue share arrangements with commercial partners participating in our B2B API, and subscription fees from users of our Data Service. We intend to pursue growth by implementing new products and features within our B2C Platform services, expanding our B2C offering into new domestic and international jurisdictions, entering into additional agreements with new commercial partners for our B2B API, executing on strategic acquisitions and other synergistic opportunities, including gaining access to complimentary and new technology through such acquisitions, and investing in and developing new technology and enhancing our existing technology in each of our business lines, including distributed ledger technology.

In addition, we also expect to grow our brand and commitment to social awareness through our affiliation with WinTogether. WinTogether is a registered 501(c)(3) charitable trust that supports charitable, educational and scientific causes. Messrs. DiMatteo and Clemenson formed WinTogether and continue to act as trustees. We operate the WinTogether website at http://wintogether.org (the “WinTogether Platform”) on behalf of WinTogether, as well as the sweepstakes offered through the WinTogether Platform, which support charitable causes selected by the trustees of WinTogether. These sweepstakes work to incentivize participants to donate to those chosen causes. Donors to each campaign are automatically entered into the sweepstakes for the chance to win cash prizes, luxury items, and exceptional experiences. In exchange for operating the WinTogether Platform and the sweepstakes on behalf of WinTogether, we receive a fee from the gross donations from each sweepstakes. While the revenue received from the Company’s services relating to the WinTogether Platform are currently nominal, we believe that our operation of the WinTogether website and sweepstakes could be a scalable source of revenue in the future as well as a mechanism to increase our brand reputation and recognition by sweepstake participants, which could result in the acquisition and monetization of new users to our B2C Platform.

Recent Developments

Business Combination

On October 29, 2021, subsequent to quarter end, we consummated our previously announced business combination (the “Business Combination”) with Trident Acquisitions Corp. (“TDAC” and after the Business Combination described herein, the “Company”), pursuant to the terms of that certain Business Combination Agreement, dated as of February 21, 2021 (the “Business Combination Agreement”), by and among TDAC, Trident Merger Sub II Corp., a wholly-owned subsidiary of TDAC (“Merger Sub”) and AutoLotto, Inc. (“AutoLotto”). Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into AutoLotto with AutoLotto surviving the merger as a wholly owned subsidiary of TDAC, which was renamed “Lottery.com Inc.” in connection with the Closing. The aggregate value of the consideration paid by TDAC to the holders of AutoLotto common stock in the Business Combination (excluding shares that may be issued to former AutoLotto stockholders (the “Sellers”) as earnout consideration) was approximately $440 million, consisting of approximately 40,000,000 shares of common stock (the “Common Stock”) valued at $11.00 per share. In addition, the Sellers will also be entitled to receive up to 6,000,000 additional shares of Common Stock to the extent that certain share price targets are achieved following the Closing. Additionally, TDAC’s founders will also be entitled to receive up to 4,000,000 additional shares of Common Stock to the extent that certain share price targets are achieved.

COVID-19

The outbreak of COVID-19, which was declared a global pandemic by the World Health Organization in March 2020, has significantly impacted economic conditions worldwide, particularly as federal, state and local governments reacted and instituted lockdown and other restrictive, stay-at-home measures to combat this public health crisis. During 2020, lockdown measures impacted our business because they led to a rise in popularity and viewership of virtual sports, or “esports”, which we believe has created momentum for our sports lottery services. We believe that the increase in esports viewership, and therefore demand for sports lotteries, is likely to continue into 2021. For more information, see “Business — Our Industry”.

In addition, the interruption of physical sports as a result of the COVID-19 pandemic, coupled with a strong cross-promotion of games and esports, catalyzed demand for the mobile and online delivery of lottery games. Even though professional sports leagues have resumed play, other sporting events remain postponed, and it is unknown when they will restart. As a result, the demand for, and revenue from, lottery products and services for in-person, physical sports could continue to be negatively impacted until sports leagues resume play at their pre-pandemic levels. At the same time, as an early entrant in the delivery of digitized representation of lottery games with an established and growing user base in the United States and abroad, we believe that we are well positioned to capitalize on the shift towards esports and the increase of new patrons using online gaming. For example, we experienced a 217% year-over-year increase in the sale of unique lottery games between 2019 and 2020, which we attribute to the shift in consumer purchasing habits to mobile and online purchases due to COVID-19.

As steps taken to mitigate the spread of COVID-19 have necessitated a shift away from a traditional office environment, the Company worked to institute business continuity programs to ensure that employees are safe, that the business continues to function with minimal disruptions to normal work operations while employees work remotely, and that demand for our products and services remains consistent.

We continue to closely monitor the impact of COVID-19 on all aspects of our business and geographies, including its impact on our customers, employees, suppliers, vendors, business partners and distribution channels. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could have an adverse effect on the demand for the Company’s product offerings, reducing cash flows and revenues, and thereby materially harming the Company’s business, financial condition and results of operations. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest.

International Expansion

In June 2021, we closed the acquisition of Global Gaming Enterprises, Inc., a Delaware corporation (“Global Gaming”), which holds 80% of the equity of each of Electronicos y de Comunicacion, S.A.P.I de C.V. (“Aganar”) and JuegaLotto, S.A. de C.V. (“JuegaLotto”). Aganar operates in the licensed iLottery market in Mexico and is licensed to sell Mexican National Lottery draw games, instant win tickets, and other games of chance online with access to a federally approved online casino and sportsbook gaming license. JeugoLotto is licensed by Mexico authorities to sell international lottery games in Mexico through an authorized gaming portal and is licensed for games of chance in other countries throughout Latin America. Latin America’s estimated lottery market is approximately $9.8 billion across 26 countries. The addressable market in the countries that JuegaLotto and Aganar cover includes 652 million people and potential customers. We believe these acquisitions will provide significant inroads for the Company throughout Mexico and Latin America as we expand our international operations, expand our portfolio of products, and expose our domestic products to new markets.

Key Elements of our Business

Mobile Lottery Game Platform Services

Both our B2C Platform and our B2B API provide users with the ability to purchase legally sanctioned draw lottery games via a mobile device or computer, securely maintain their acquired lottery game, automatically redeem a winning lottery game, as applicable, and receive support, if required, for the redemption and claims process. Our registration and user interfaces are intentionally designed to be easy to use, provide for the creation of an account and purchase of a lottery game with minimum friction and without the creation of a mobile wallet or requirement to pre-load minimum funds and — importantly — to provide instant confirmation of the user’s lottery game numbers, whether selected at random or picked by the user. In consideration of our B2C Platform services, users pay a service fee and, in certain jurisdictions, if acquiring a lottery game from a commercial partner via the B2B API, a mark-up on the purchase price. We generate revenue from that service fee and mark-up.

In the third quarter of 2021, we began the initial phase of our global affiliate marketing plan, which will leverage third party partners across multiple industries and marketing channels to acquire users on our behalf. The initial phase of this plan involved the sale and transfer of marketing credits to a master third party partner for use in providing affiliate marketing packages to other third party partners. Affiliate marketing packages include advertising credits, marketing collateral, development services credits and customer service credits (collectively, “Affiliate Marketing Credits”). Subsequently, in the next phase of this plan such third party partners will be able to use Affiliate Marketing Credits in the promotion and distribution of our products on their platforms. We believe that we may generate additional revenue through this plan in the future by these third party partners purchasing more Affiliate Marketing Credits.

Data Services

Our application and websites offer comprehensive multi-jurisdiction lottery result information, without the requirement to create an account. Additionally, our Data Service delivers daily results of domestic and international lottery games from more than 40 countries to over 400 digital publishers and media organizations, pulled from real time primary source data. Subscribers to this service pay a subscription for access and, at times, an additional per record fee. We consider this to be a complimentary, relatively high margin and high cash flow operation that we anticipate continuing to grow.

The Company additionally enters into multi-year contracts pursuant to which it sells proprietary, anonymized transaction data pursuant to multi-year agreements and in accordance with our Terms of Service in consideration of a fee.

The WinTogether Platform

Unlike lottery games and other games of chance, participation in sweepstakes is permissible in every state within the United States and most international jurisdictions and sweepstakes offered on the WinTogether Platform are open to participants within the United States and internationally. When a participant donates to a campaign cause on the WinTogether Platform, they are automatically entered to win a prize; provided, however, in accordance with the sweepstakes requirements of most jurisdictions and the terms of service for each sweepstakes, no purchase or donation is required for entry into sweepstakes offered on the WinTogether Platform.

The Company is the operator and administrator of all sweepstakes on the WinTogether Platform. In consideration of the Company’s operation of the WinTogether Platform and administration of the sweepstakes, the Company receives a percentage of the gross donations to a campaign, from which the Company pays certain dividends and all administration costs. We expect that participation in sweepstakes offered on the WinTogether Platform will continue to grow as we and WinTogether’s trustees continue to develop its offerings. In addition to the benefit of the philanthropic opportunities generated by the WinTogether Platform, we view its operation as a scalable source of revenue as well as a mechanism to increase the Company’s brand reputation and recognition.

Synergistic Growth

In addition to organic growth of our B2C Platform by users in existing jurisdictions and expansion into new jurisdictions, the execution of agreements with commercial partners for our B2B API for its offering in new jurisdictions, the marketing of our Platform through affiliate marketing agreements, and our operation of the WinTogether Platform, we additionally believe in the pursuit of synergistic growth, as evidenced by our recent acquisition of 80% of Aganar and JuegaLotto, which we believe will provide significant opportunity in the Mexican and Latin American markets, and our recently announced agreement to acquire the “Sports.com” domain  as part of the Company’s plan to enter sports betting..

Performance Measures

In managing our business and assessing financial performance, we supplement the information provided by our financial statements with other operating metrics. We utilize these metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate projections and make strategic decisions. The primary operating metrics we use are:

●	transactions per user;

●	tickets per transaction;

●	gross revenue per transaction;

●	gross profit per transaction; and

●	gross margin per transaction.

These metrics enable us to evaluate pricing, cost and customer profitability. We believe it is useful to provide investors with the same financial information that we use internally to make comparisons of our historical operating results, identify trends in our underlying operating results and evaluate our business.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019
Transactions Per User	12.44	11.23	14.36	15.09	16.23	5.67
Tickets Per Transaction	3.84	3.51	4.06	3.33	3.63	3.70
Revenue Per Transaction	$9.52	$8.20	$9.83	$8.42	$8.81	$8.68
Gross Profit Per Transaction	$1.69	$0.93	$1.56	$1.05	$1.34	$0.25
Gross Margin per Transaction	17.73%	11.35%	15.86%	12.52%	15.17%	2.93%

Transactions Per User

Transactions per user is the average number of individual transactions per user in a given period. Individual transactions is defined as the placement of an order by a user on our platform. We utilize this measure to determine the overall performance of our products on a per user basis. When considered with the other operating metrics, transactions per user provides insight into user stickiness and buying patterns and is a useful tool to identify our most active users, which enables us to deploy more targeted marketing and other strategic initiatives. This metric also gives us the ability to categorize users based on their performance and determine where to expend marketing and/or operational resources. Transactions per user may be subject to variables that are outside of our control, for instance the size and popularity of a particular lottery game.

Tickets Per Transaction

Tickets per transaction is the average number of lottery game tickets purchased by a user per transaction. We utilize this measure to analyze the impact of product performance with our customers on the number of tickets sold in one transaction. We believe this metric is useful for our investors because it gives insight into the buying habits of our users. Similar to transactions per user, tickets per transaction may be subject to variables that are outside of our control, for instance the size and popularity of a particular lottery game.

Gross Revenue Per Transaction

Gross revenue per transaction is the average gross amount of revenue per transaction. We utilize this measure to determine how our top line revenue is performing on a per transaction basis, which helps us to identify and evaluate pricing trends. We believe this metric is useful for our investors because it provides insight into our revenue growth potential on a per transaction basis.

Gross Profit Per Transaction

Gross profit per transaction is our average gross profit per transaction, calculated as gross revenue less the cost of the lottery game ticket and any processing fees, per transaction. We believe this metric to be useful to evaluate and analyze our costs and fee structure across product offerings and user cohorts. We believe this metric is useful for our investors because it provides insight into our profit growth potential on a per transaction basis.

Gross Margin Per Transaction

Gross margin per transaction is calculated by dividing gross profit per transaction by gross revenue per transaction. We consider this metric to be a measure of overall performance that provides useful information about the profitability of our business.

Components of Our Results of Operations

Our Revenue

Revenue from B2C Platform.    Our revenue is the retail value of the acquired lottery game and the service fee charged to the user, which we impose on each lottery game purchased from our B2C Platform. The amount of the service fee is based upon several factors, including the retail value of the lottery game purchased by a user, the number of lottery games purchased by a user, and whether such user is located within the United States or internationally. Currently, in the U.S., the minimum service fee is $0.50 for the purchase of a $1 lottery game and $1 for the purchase of a $2 lottery game; the service fee for additional lottery games purchased in the same transaction is 6% of the face value of all lottery games purchased. For example, the service fee for the purchase of five $2 tickets is $1.60, being the $1 base service fee, plus 6% of the aggregate value of the face value of all lottery games purchased. In 2020, our domestic B2C Platform users purchased an average of 3.4 lottery games per transaction at an average service fee of $0.33 per lottery game. In 2020, we had an average gross profit per domestic B2C Platform user of approximately $17.20, with a customer acquisition cost of $4.01 per new user; between 2019 and 2020, we had a year-over-year retention rate of domestic users of 69%, which results in a lifetime user value, on average, of $55.30.

Internationally, we impose a mark-up on the cost to be imposed on the sale of each lottery game together with a service fee to be charged to the user. In 2020, our international B2C Platform users purchased an average of 2.1 lottery games per transaction at an average service fee of $2.27 per lottery game. We typically charge a higher service fee on lottery games in our international jurisdictions, and as a result, in 2020, the gross profit on these sales was 90% higher as compared to domestic sales. In 2020, our average gross profit per international user of our B2C Platform was $32.60, with a customer acquisition cost of $4.26. The year-over-year retention rate was slightly lower internationally, at 66%, resulting in a user lifetime value of $94.50. Although revenues from our international jurisdictions currently only comprised 3% of our total revenues in 2020, we are focused on the growth of this business organically and through the pursuit of strategic acquisitions and other synergistic opportunities.

In 2020, we delivered 1,291,870 lottery games to users of our B2C Platform worldwide, and our B2C Platform hosted 29,190 daily average users, including 11,092 daily average repeat users and gross revenues generated from our B2C Platform accounted for 38% of our total gross revenues.

Revenue from B2B Platform.    Together with our third-party commercial partner, we agree on the amount of the mark-up on the cost to be imposed on the sale of each lottery game purchased through the B2B API, if any, together with a service fee to be charged to the user; we receive up to 50% of the net revenues from such mark-up and service fee pursuant to our commercial agreement with each commercial partner. In the U.S., our commercial partners do not charge a mark-up; the average service fee charged by a commercial partner in 2020 was $0.41 and the Company’s average gross revenue of such lottery game sale was $2.31. Internationally, the average markup imposed by a commercial partner in 2020 was $0.97 and the Company’s average gross revenue was $2.87. We currently do not charge our commercial partners a fee for the use of the B2B API.

In the third quarter of 2021, we began the initial phase of our global affiliate marketing plan, which will leverage third party partners across multiple industries and marketing channels to acquire users on our behalf. The initial phase of this plan involved the sale and transfer of marketing credits to a master third party partner for use in providing affiliate marketing packages to other third party partners. Affiliate marketing packages include advertising credits, marketing collateral, development services credits and customer service credits (collectively, “Affiliate Marketing Credits”). Subsequently, in the next phase of this plan such third party partners will be able to use Affiliate Marketing Credits in the promotion and distribution of our products on their platforms. We believe that we may generate additional revenue through this plan in the future by these third party partners purchasing more Affiliate Marketing Credits.

In 2020, we had agreements to acquire and sell lottery games through the B2B API with three international third-party commercial partners, including a French betting solution and one U.S. third-party commercial partner, which operates a proprietary mobile wallet for use at traditionally coin-operated machines, such as arcade games, vending machines, and laundry machines, which enabled our offerings on its mobile application. Collectively, these agreements provided us with access to over 420,000 unique points of sale for users to acquire lottery games from via our B2B API.

In 2020, we delivered over 413,184 lottery games to end users of our B2B API, worldwide. In 2019, the first year the Company offered the B2B API, revenues generated from out B2B API accounted for only 0.75% of the Company’s total gross revenues; in 2020, gross revenues generated from our B2B API accounted for more than 31% of our total gross revenues and represented an increase in B2B API gross revenue of more than 142 times.

Data Services.    Commercial acquirers of our Data Service pay a subscription for access to the Data Service and, for acquisition of certain large data sets, an additional per record fee. The Company additionally enters into multi-year contracts pursuant to which it sells proprietary, anonymized transaction data pursuant to multi-year agreements and in accordance with our Terms of Service in consideration of a fee.

In 2020 and 2019, Data Services contributed 40.2% and 36.7%, respectively, to our overall revenue. Between 2019 and 2020, Data Service’s growth was approximately 541%. We consider it to be a relatively high margin and high cash flow operation that we anticipate continuing to grow.

Our Operating Costs and Expenses

Personnel Costs.    Personnel costs include salaries, payroll taxes, health insurance, worker’s compensation and other benefits for management and office personnel.

Professional Fees.    Professional fees include fees paid for legal and financial advisors, accountants and other professionals related to the Business Combination and other transactions.

General and Administration.    General and administrative expenses include marketing and advertising, expenses, office and facilities lease payments, travel expenses, bank fees, software dues and subscriptions, expensed R&D costs and other fees and expenses.

Depreciation and Amortization.    Depreciation and amortization expenses include depreciation and amortization expenses on real property and other assets.

Results of Operations

Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020

The following table summarizes our results of operations for the three months ended September 30, 2021 and September 30, 2020, respectively.

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(unaudited)
Revenue	$32,248,036	$1,602,916	$30,645,120	1911.8%
Cost of revenue	11,920,721	722,363	11,198,358	1550.2%
Gross profit	20,327,315	880,554	19,446,761	2208.5%

Operating expenses:
Personnel costs	1,614,063	974,139	639,924	65.7%
Professional fees	976,679	182,502	794,177	435.2%
General and administration	1,085,431	163,691	921,740	563.1%
Depreciation and amortization	1,530,026	355,671	1,174,355	330.2%
Total operating expenses	5,206,199	1,676,004	3,530,195	210.6%
Income (loss) from operations	15,121,116	(795,450)	15,916,566	(2,001.0)%

Other expenses
Interest expense	3,789,316	296,517	3,492,799	1177.9%
Other expense	178,952	68,218	110,734	162.3%
Total other expenses, net	3,968,268	364,735	3,603,533	988.0%

Net income (loss)	$11,152,848	$(1,160,185)	$12,313,033	(1,061.3)%

Revenues.

Revenue.    Revenue increased $30.65 million, or 1911.8%, to $32.25 million for the three months ended September 30, 2021, from $1.6 million for the three months ended September 30, 2020. The increase in revenue was driven by a $30 million sale of affiliate marketing credits during the three months ended September 30, 2021.

Cost of Revenue.    Cost of revenue increased $11.2 million, or 1550.2%, to $11.9 million for the three months ended September 30, 2021, from $0.72 million for the three months ended September 30, 2020. The increase in the cost of revenue primarily resulted from the $10 million cost of the aforementioned sale of affiliate marketing credits. Cost of revenue includes product costs, commission expense to affiliates and commercial partners, and merchant processing fees, with the largest change in the quarter coming from the affiliate marketing credit expense.

Gross Profit.    Gross profit increased $19.4 million, or 2,208%, to $20.3 million for the three months ended September 30, 2021, from $0.88 million for the three months ended September 30, 2020. Gross profit as a percent of revenue increased for the three months ending September 30, 2021 to 63% compared to 55% for the three months ending September 30, 2020, as a result of the affiliate marketing credit sale referenced above which had a 66.7% gross margin.

Operating Costs and Expenses.

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
Operating expenses
Personnel costs	$1,614,063	$974,139	$639,924	65.7%
Professional fees	976,679	182,502	794,177	433.8%
Sales & marketing	168,274	31,979	136,295	563.1%
General and Administration	917,157	131,712	785,445	402.1%
Depreciation and amortization	1,530,026	355,671	1,174,355	330.2%
Total operating expenses	$5,206,199	$1,676,004	3,530,195	210.6%

Personnel Costs.    Personnel costs increased by $0.64 million, or 65.7%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase was primarily attributable to an increase in headcount in 2021.

Professional Fees.    Professional fees increased by $0.79 million, or 433.8%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase was primarily attributable to an increase in legal, accounting, and other affiliated professional services largely attributed to the Business Combination in 2021.

Sales and Marketing.    Sales and marketing expense increased by $0.14 million, or 563.1%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase was primarily the result of the Company’s increased spending in pursuit of brand awareness, advertising, and public relations opportunities.

Other General Administration.    Other general administration expense increased by $0.79 million, or 406.2%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase can be attributed to increased spending on international travel in 2021 as compared to 2020 as well as increased spending on software subscriptions and expenses incurred by Global Gaming, which was not a part of the Company in 2020.

Depreciation and Amortization.    Depreciation and amortization expense increased by $1.19 million, or 335.8%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase was the result of a newly acquired domain name in February of 2021 as well as an additional investment in a software agreement during the second quarter of 2021.

Other Expense, Net.

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
Other expenses	-
Interest expense	$3,789,316	$296,517	$3,492,799	1177.9%
Other expense	178,952	68,218	110,733	162.3%
Total other expenses, net	$3,968,267	$364,735	$3,603,532	988.0%

Interest Expense.    Interest expense increased by $3.49 million, or 1177.9%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. The increase was primarily attributable to the issuance of Series B convertible promissory notes in the fourth quarter of 2020 and the first quarter of 2021 as well as new notes issued in the third quarter of 2021.

Other Expense.    Other expense increased by $0.11 million, or 162.3%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase is related to revenue share agreements the Company has with certain third parties and resulted from increased revenue in the three months ending September 30, 2021. This increase was partially offset by $0.49 forgiveness of a PPP loan.

Net Income (Loss).

Net income for the three months ended September 30, 2021 was $11.15 million and net loss was $1.16 million for the same period in 2020, which represents an increase of $12.31 million, or 1061.3%. The increase was primarily driven by the $30 million sale of affiliate marketing credits, and a $0.49 million PPP loan forgiveness, which increase was offset by expenses from the Business Combination and subsequent public relations and marketing efforts.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

The following table summarizes our results of operations for the nine months ended September 30, 2021 and September 30, 2020, respectively.

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(unaudited)
Revenue	$47,035,327	$4,197,314	$42,838,013	1020.6%
Cost of revenue	15,925,072	1,770,885	14,154,187	799.3%
Gross profit	31,110,255	2,426,429	28,683,826	1182.1%

Operating expenses:
Personnel costs	4,138,240	2,975,464	1,162,776	39.1%
Professional fees	5,174,378	638,878	4,535,500	709.9%
General and administration	4,355,760	593,380	3,762,380	634.1%
Depreciation and amortization	2,904,000	1,065,490	1,838,510	172.6%
Total operating expenses	16,572,378	5,273,211	11,299,167	214.3%
Income (loss) from operations	14,537,877	(2,846,782)	17,384,659	(610.7)%

Other expenses
Interest expense	9,318,638	881,553	8,437,085	957.1%
Other expense	1,656,540	416,858	1,239,682	297.4%
Total other expenses, net	10,975,178	1,298,411	9,676,767	745.3%

Net income (loss)	$3,562,699	$(4,145,193)	$7,707,892	(185.9)%

Revenues.

Revenue. Revenue increased $42.84 million, or 1020.6%, to $47.04 million for the nine months ended September 30, 2021, from $4.20 million for the nine months ended September 30, 2020. The increase in revenue was driven by several factors including a $30 million sale of affiliate marketing credits during the three months ended September 30, 2021; a new revenue contract for development of a promotional offering which generated $3 million in revenue during the second quarter of 2021, and $7 million of deferred revenue from a December 2020 third-party transaction that was recognized for the nine months ended September 30, 2021, as compared to the prior period.

The increase in revenue for the nine months ended September 30, 2021 as compared with the prior year period was also largely due to an increase in lottery game sales volume as a result of large multi-state lottery game jackpots in early 2021, as well as increased average service fees per transaction. In October 2020, we changed the service fees that we charge with respect to the quantity of lottery ticket purchases by our users. This change resulted in a moderate increase in average revenue per transaction from $8.42 in the nine months ended September 30, 2020 to $9.83 in the nine months ended September 30, 2021.

Cost of Revenue.    Cost of revenue increased $14.15 million, or 799.3%, to $15.93 million for the nine months ended September 30, 2021, from $1.77 million for the nine months ended September 30, 2020. The increase in the cost of revenue resulted from the $30 million sale of affiliate marketing credits at a cost of $10 million in addition to the increase in lottery game sales in the nine months ended September 30, 2021 as compared to the prior period. Cost of revenue includes product costs, commission expense to affiliates and commercial partners, and merchant processing fees.

Gross Profit.    Gross profit increased $28.68 million, or 1,182%, to $31.11 million for the nine months ended September 30, 2021, from $2.43 million for the nine months ended September 30, 2020. Gross profit as a percent of revenue increased for the nine months ending September 30, 2021 to 66% compared to 58% for the nine months ending September 30, 2020. This increase was primarily the result of higher margin data sales and the affiliate marketing credit sale.

Operating Costs and Expenses.

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
Operating expenses
Personnel costs	$4,138,240	$2,975,464	$1,162,776	39.1%
Professional fees	5,174,378	638,878	4,535,500	709.9%
Sales & marketing	2,762,992	121,128	2,641,864	2181.0%
General and Administration	1,592,768	472,252	1,120,516	237.3%
Depreciation and amortization	2,904,000	1,065,490	1,838,510	172.6%
Total operating expenses	$16,572,378	$5,273,211	$11,299,167	214.3%

Personnel Costs. Personnel costs increased by $1.16 million, or 39.1%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was primarily attributable to an increase in headcount in 2021.

Professional Fees. Professional fees increased by $4.54 million, or 709.9%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was primarily attributable to an increase in legal, accounting, and other affiliated professional services largely attributed to the Business Combination.

Sales and Marketing. Sales and marketing expense increased by $2.64 million, or 2,181%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was primarily the result of the Company’s increased spending in pursuit of brand awareness, advertising, and public relations opportunities. Additionally, the Company utilized $1.9 million of prepaid affiliate marketing credits in the nine months ending September 30, 2021.

Other General Administration.    Other general administration expense increased by $1.12 million, or 237.3%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was primarily the result of increased software subscription costs due to increased business activity, increased operating expense from Global Gaming and an increase in international travel during the third quarter of 2021.

Depreciation and Amortization.    Depreciation and amortization expense increased by $1.84 million, or 172.6%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was the result of the acquisition of a new domain name in February of 2021 as well as an additional investment in a software agreement during the nine months ending September 30, 2021.

Other Expense, Net.

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
Other expenses
Interest expense	$9,318,638	$881,553	$8,437,085	957.1%
Other expense	1,656,540	416,858	1,239,683	297.4%
Total other expenses, net	$10,975,178	$1,298,411	$9,676,767	745.3%

Interest Expense.    Interest expense increased by $8.44 million, or 957.1%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was primarily attributable to the issuance of Series B convertible promissory notes in the fourth quarter of 2020, the first quarter of 2021 and the third quarter of 2021.

Other Expense.    Other expense increased by $1.24 million, or 297.4%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. Other expense increased primarily due to a loss on the forgiveness of a loan owed to the Company of $0.69 million. Additionally, royalty payments that the Company pays pursuant to revenue sharing agreements with certain third parties resulted in an increase of $1.10 million. These increases in expenses were offset by the forgiveness of a PPP loan in the amount of $0.49 million during the period.

Net Income (Loss).

Net income for the nine months ended September 30, 2021 was $3.56 million and net loss was $4.15 million in 2020, which represents an increase of $7.71 million, or 185.9%. The increase was primarily driven by the $30 million sale of affiliate marketing credits and the $0.49 million PPP loan forgiveness which was offset by fees associated with various professional services in connection with the Business Combination, and amortization from the issuance of the convertible promissory notes in the fourth quarter of 2020 and the nine months ended September 30, 2021.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table summarizes our results of operations for the years ended December 31, 2020 and December 31, 2019, respectively.

	Year Ended December 31,
	2020	2019	$ Change	% Change
Revenue	$7,459,514	$1,887,386	$5,572,128	295.2%
Cost of revenue	2,952,415	846,209	2,106,206	248.9%
Gross profit	$4,507,099	$1,041,177	$3,465,922	332.9%

Operating expenses:
Personnel costs	4,477,955	3,613,151	864,804	23.9%
Professional fees	1,121,218	1,141,057	(19,839)	(1.7)%
General and administration	1,084,784	4,974,806	(3,890,022)	(78.2)%
Depreciation and amortization	1,533,994	1,499,274	34,720	2.3%
Total operating expenses	8,217,951	11,228,288	3,010,337	26.8%
Loss from operations	(3,710,852)	(10,187,111)	6,476,259	(63.6)%

Other expenses
Interest expense	1,221,928	619,617	602,311	97.2%
Other expense	879,083	29,058	850,025	2925.3%
Total other expenses, net	2,101,011	648,675	1,452,336	223.9%
Net loss before income tax	$(5,811,863)	$(10,835,786)	$5,023,923	(46.4)%
Income tax expense	800	800	—	0.0%
Net loss after income tax	$(5,812,663)	$(10,836,586)	$5,023,923	(46.4)%

Revenues.

Revenue.    Revenue for the year ended December 31, 2020 was $7.46 million, an increase of $5.57 million, or 295.2%, compared to revenue of $1.89 million for the year ended December 31, 2019. The increase in revenue was driven by increased lottery game sales as a result of the availability of large multi-state lottery game jackpots in the fourth quarter of 2020. Additionally, several large transactions involving the subscription to lottery data occurred in 2020 resulting in $3.64 million of revenue in 2020.

Cost of Revenue.    Cost of revenue for the year ended December 31, 2020 was $2.95 million, an increase of $2.11 million, or 249%, compared to $0.85 million of cost of revenue for the year ended December 31, 2019. The increase in the cost of revenue was directly proportional to the increase in lottery game sale revenue from 2019 to 2020. Cost of revenue includes product costs, commission expense to affiliates and commercial partners, and merchant processing fees.

Gross Profit.    Gross profit for the year ended December 31, 2020 was $4.51 million, compared to $1.04 million for the year ended December 31, 2019, an increase of $3.47 million, or 333%. This is due to the increased portion of revenue being driven by Data Services and not lottery game sales.

	Year Ended December 31,
	2020	2019	$ Change	% Change
Operating expenses
Personnel costs	$4,477,955	$3,613,151	$862,804	23.9%
Professional fees	1,121,218	1,141,057	(19,839)	(1.7)%
Sales & marketing	313,442	4,414,696	(4,101,254)	(92.9)%
Other general administration	771,342	560,110	211,232	37.7%
Depreciation and amortization	1,533,994	1,499,274	34,720	2.3%
Total operating expenses	$8,217,951	$11,228,288	$(3,010,337)	(26.8)%

Operating Costs and Expenses.

Operating expenses for the year ended December 31, 2020 were $8.22 million, a decrease of $3.01 million, or 27%, compared to $11.23 million for the year ended December 31, 2019. The primary decrease is driven by the use of affiliate marketing credits in 2019, which was not continued in 2020.

Personnel Costs.    Personal costs increased by $0.86 million, or 24%, from $3.61 million for the year ended December 31, 2019, to $4.48 million for the year ended December 31, 2020. The increase is due to increases in headcount as the cash position for the Company improved from 2019 and to support the growth of the Company’s business operations.

Professional Fees.    Professional fees decreased by $20 thousand, or 2%, from $1.14 million for the year ended December 31, 2019, to $1.12 million for the year ended December 31, 2020.

Sales and Marketing.    Sales and marketing expenses for the year ended December 31, 2020 was $0.31 million, compared to $4.41 million for the year ended December 31, 2019, a decrease of $4.10 million, or 93%. The Company utilized $3.89 million of affiliate marketing credits from iHeart Radio in 2019, which credits were received by the Company in consideration of the issuance of the Company’s equity, in addition to $0.45 million of Gatehouse media credits used, which credits were received by the Company in consideration of the issuance of the Company’s stock warrants. No iHeart Radio credits were used by the Company in 2020.

Other General Administration.    Other general administrative expenses increased $0.21 million, or 38%, from $0.56 million for the year ended December 31, 2019 to $0.77 million for the year ended December 31, 2020. Fees related to the establishment of the Trust Account and increased business activity and headcount within the Company drove this increase.

Depreciation and Amortization.    Depreciation and amortization increased $0.03 million, or 2%, from $1.5 million for the year ended December 31, 2019 to $1.53 million for the year ended December 31, 2020. The increase was driven by assets purchased through 2019 and 2020 resulting in additional depreciation and amortization.

Other Expense, Net.

	Year Ended December 31,
	2020	2019	$ Change	% Change
Other Expenses (Income)
Interest Expense	$1,221,928	$619,617	$602,311	97.2%
Other Expense	879,083	29,058	850,025	2925.3%
Total Other Expenses (Net)	$2,101,011	$648,675	$1,452,336	223.9%

Interest Expense.    Interest expense increased by $0.60 million, or 97.2%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. This increase relates to issuance of additional convertible debt.

Other Expense.    Other expense increased by $0.85 million, or 2,925% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. This increase relates to donations made in the year ending December 31, 2020, including relating to the UNICEF sweepstakes, as well as an increase in revenue-based royalty expenses.

Liquidity and Capital Resources

Our primary need for liquidity is to fund working capital requirements of our business, growth, capital expenditures and for general corporate purposes. Our primary source of liquidity is funds generated by financing activities. Our ability to fund our operations and to undertake anticipated growth activities and make planned capital expenditures depends on our future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors, some of which are beyond our control.

As of September 30, 2021, we had $1.179 million of cash and cash equivalents and $22.3 million of working capital (current assets minus current liabilities), compared with $10.78 million of cash and negative $0.48 million of working capital as of December 31, 2020. The increase of $2.68 million in our working capital was primarily due to the $30 million prepaid advertising sale which is currently a receivable.

We expect that our cash on hand and cash provided by operations will allow us to meet our capital requirements and operational needs for the next twelve months. As of September 30, 2021, there were no regulatory capital requirements applicable to our industry.

We expect to deploy capital to fund our growth through implementing new products and features within our B2C Platform services, expanding our B2C offering into new domestic and international jurisdictions, entering into additional agreements with new commercial partners for our B2B API, executing on strategic acquisitions and other synergistic opportunities, investing in and developing new technology and enhancing our existing technology in each of our business lines, including distributed ledger technology.

Further expansion of our business to new states and international jurisdictions will likely require additional capital, which we may seek through the issuance of equity or debt securities. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new product launches and related marketing initiatives or to scale back our existing operations, which could have an adverse impact on our business and financial prospects. See “Risk Factors— We may require additional capital to support our growth plans, including in connection with our expansion into new markets and our strategic acquisitions, and such capital may not be available on reasonable terms or at all. This could hamper our growth and adversely affect our business” included in the Definitive Proxy. Upon the Closing of the Business Combination, Lottery.com received net proceeds of approximately $42.8 million in cash.

Convertible Debt Obligations

We have historically funded our operations through the issuance of convertible promissory notes.

From August to October 2017, the Company entered into seven Convertible Promissory Note Agreements with unaffiliated investors for an aggregate amount of $821,500. The notes bear interest at 10% per year, were unsecured, and were due and payable on June 30, 2019. The Company and the noteholders executed amendments in February 2021 to extend to maturity date to December 21, 2021. As of September 30, 2021 and December 31, 2020, the balance of these notes was $821,500.

From November 2019 through September 30, 2021, we issued approximately $48.2 million in aggregate principal amount of Series B convertible promissory notes. The notes bear interest at 8% per year, were unsecured, and were due and payable on dates ranging from December 2020 to December 2022. For those promissory notes that would have matured on or before December 31, 2020, the parties extended the maturity date to December 21, 2021 through amendments executed in February 2021. The amendments also allowed for automatic conversion to equity as a result of the Business Combination. Each of the aforementioned promissory notes automatically converted into shares of Common Stock or was terminated pursuant to its terms, as applicable, in connection with the Closing.

Immediately prior to the Closing, approximately $60.0 million of convertible debt was converted into equity of AutoLotto. Upon the Closing, we had no convertible debt outstanding.

Cash Flows

Net cash used in operating activities was $7.3 million for the nine months ended September 30, 2021 compared to net cash used by operating activities of $1.5 million for the nine months ended September 30, 2020. Factors affecting changes in operating cash flows are increased expenses for professional fees personnel costs, and sales and marketing activities. Net cash used in investing activities during the nine months ended September 30, 2021 were $14.1 million, compared to $0.02 million for the prior year. The increase was primarily the result of the acquisition of a domain name as well as the acquisition of Global Gaming completed in June 30, 2021. Net cash provided by financing activities was $11.9 million for the nine months ended September 30, 2021, compared to $1.48 million for the nine months ended September 30, 2020. The increase was primarily due to the issuance of convertible debt.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Changes in or Adoption of Accounting Practices

The following U.S. GAAP standards have been recently issued by the FASB. We are in the process of assessing the impact of these new standards on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the Company have been excluded herein.

ASC 606, Revenue from Contracts with Customers

Between May 2014 and December 2016, the FASB issued several ASU’s on ASC 606, which updates superseded nearly all previous revenue recognition guidance under U.S. GAAP. The core principle is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. A five-step process has been defined to achieve this core principle, and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standards are effective for annual periods beginning after December 15, 2017 using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standards in each prior reporting period with the option to elect certain practical expedients; or (ii) a retrospective approach with the cumulative effect of initially adopting the standards recognized at the date of adoption (which includes additional footnote disclosures). The Company adopted these standards effective on January 1, 2018, and management concluded the adoption of this standard did not result in any financial statement impacts or changes to revenue recognition policies or processes as revenue is primarily derived from arrangements in which the transfer of control coincides with the fulfilment of performance obligations.

Critical Accounting Policies

Our financial statements were prepared in conformity with U.S. GAAP. Certain of our accounting policies require that management apply significant judgments and estimates in defining the appropriate assumptions integral to financial estimates. Judgments are based on historical experience and other factors that we believe to be reasonable under the circumstances, such as terms of contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates. We have applied significant estimates and assumptions related to the following:

Revenue and Cost Recognition

Revenue

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), amending revenue recognition guidance and requiring a more structured approach to measuring and recognizing revenue as well as provide more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amended guidance is effective for accounting periods commencing on or after January 1, 2018.

We have applied ASC 606 to all revenue contracts. The core principle of ASC 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenues are generally recognized upon the transfer of control of promised products provided to our users, customers and subscribers, reflecting the amount of consideration we expect to receive for those products. We enter contracts that can include various products, which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of any taxes collected from users, commercial partners and subscribers, which are subsequently remitted to governmental authorities. The revenue recognition policy is consistent for sales generated directly with users and sales generated indirectly through affiliates, other solution partners, and our commercial partners.

Revenues are recognized upon the application of the following steps:

1.	Identification of a contract or contracts with a user, customer or subscriber;

2.	Identification of performance obligation(s) in the contract;

3.	Determination of the transaction price;

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of revenue when, or as, the performance obligation is satisfied.

Contracts with users and customers for lottery game sales are at the point of sale and may include transfer of multiple products to a user or a customer and generally do not require future obligations. In these situations, the Company generally considers each transferred product as a separate performance obligation. The Company also has contracts with subscribers for the continued delivery of lottery and anonymized transaction set related data over a defined period of time. In accounting for these contracts, the Company generally considers each set of data as a separate performance obligation and recognizes revenue on their delivery ratably over the service period of the agreement. The Company’s products are sold without a right of return or refund; the Company’s terms of service and contracts generally include specific language that disclaims any warranties.

In addition, the Company’s performance obligation in agreements with certain customers is to transfer previously acquired affiliate marketing credits (“credits”). Customers’ payment for these credits is priced on a per-contract basis. The performance obligation in these agreements is to provide title rights of the previously acquired credits to the customer. This transfer is point-in-time when the revenue is recognized, and there are no variable considerations related to this performance obligation.

Income Taxes

For both financial accounting and tax reporting purposes, the Company reports income and expenses based on the accrual method of accounting.

For federal and state income tax purposes, the Company reports income or loss from their investments in limited liability companies on the consolidated income tax returns. As such, all taxable income and available tax credits are passed from the limited liability companies to the individual members. It is the responsibility of the individual members to report the taxable income and tax credits, and to pay any resulting income taxes. Therefore, in relation to the income and losses incurred by the limited liability companies, they have been consolidated in the Company’s tax return and provision based upon its relative ownership.

Income taxes are accounted for in accordance with ASC 740, “Income Taxes” (“ASC 740”), using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefit will not be realized.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (i) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position; and (ii) for those tax positions that meet the more likely than not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Generally, the taxing authorities can audit the previous three years of tax returns and in certain situations audit additional years. For federal tax purposes, the Company’s 2018 through 2020 tax years generally remain open for examination by the tax authorities under the normal three-year statute of limitations. For state tax purposes, the Company’s 2018 through 2020 tax years remain open for examination by the tax authorities under the normal four-year statute of limitations.

Business combination

In a business combination, substantially all identifiable assets, liabilities and contingent liabilities acquired are recorded at the date of acquisition at their respective fair values. One of the most significant areas of judgment and estimation relates to the determination of the fair value of these assets and liabilities, including the fair value of contingent consideration, if applicable. If any intangible assets are identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent external valuation expert may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. These valuations are linked closely to the assumptions made by our management regarding the future performance of the assets concerned and any changes in the discount rate applied.

Fair value of financial assets and financial liabilities

Fair value of financial assets and financial liabilities recorded in the consolidated statements of financial position, which cannot be derived from active markets, are determined using a variety of techniques including the use of valuation models. The inputs to these models are derived from observable market data where possible, but where observable market data is not available, judgment is required to establish fair values. Judgment includes, but is not limited to, consideration of model inputs such as volatility, estimated life and discount rates.

Fair value of stock options and warrants

We use the Black-Scholes option-pricing model to calculate the fair value of stock options and warrants. Use of this method requires management to make assumptions and estimates about the expected life of options and warrants, anticipated forfeitures, the risk-free rate, and the volatility of our share price. In making these assumptions and estimates, management relies on historical market data.

Estimated useful lives, depreciation of property, plant and equipment, and amortization of intangible assets

Depreciation of property, plant and equipment and amortization of intangible assets is dependent upon estimates of useful lives based on management’s judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions and the useful lives of assets.

Goodwill and intangible assets

Goodwill and indefinite life intangible asset impairment testing require us to make estimates in the impairment testing model. On an annual basis, we test whether goodwill and indefinite life intangible assets are impaired. Impairment is influenced by judgment in defining a cash-generating unit (“CGU”) and determining the indicators of impairment, and estimates used to measure impairment losses. The recoverable amount is the greater of value in use and fair value less costs to sell. The recoverable value of goodwill, indefinite and definite long-lived assets is determined using discounted future cash flow models, which incorporate assumptions regarding projected future cash flows and capital investment, growth rates and discount rates.

Deferred Tax Asset and Valuation Allowance

Deferred tax assets, including those arising from tax loss carry-forwards, requires management to assess the likelihood that we will generate sufficient taxable earnings in future periods in order to utilize recognized deferred tax assets. Assumptions about the generation of future taxable profits depend on management’s estimates of future cash flows. In addition, future changes in tax laws could limit our ability to obtain tax deductions in future periods. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the reporting date could be impacted.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Lottery.com is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and have elected to take advantage of the benefits of this extended transition period. We expect to remain an emerging growth company at least through the end of the 2021 fiscal year and we expect to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare the financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.